Exhibit 10.14
EMPLOYMENT AGREEMENT
Between

SUSPECT DETECTION SYSTEMS. INC.
And
GIL BOOSIDAN

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 14 day of January, 2010 by and between SUSPECT DETECTION SYSTEMS, INC., a Delaware corporation having its Principal Office located at 4 Nafeha Street, Jerusalem, Israel 95508 ("SDSS"), and GIL BOOSIDAN. an individual residing at 3333 Henry Hudson Park way, Apartment 1G, Bronx New York 10463 (the "Employee").

W I T N E S S E T H :

WHEREAS, SDSS desires to employ the services of the Employee as the Chief Executive Officer of SDSS and the Employee desires to accept such employment, subject to the terms and conditions set forth in this Agreement;

NOW. THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged the parties hereto agree as follows;

1.           Employment. Subject to the provisions of this Employment Agreement, SDSS hereby  employees the Employee as the Chicf Executive Officer of SDSS. The Employee agrees to devote so much of his time and effort as are necessary for the faithful performance of his duties as set forth below, for the management and operations of the business of SDSS.

2.   Standard of Care The Employee's standard of can to SDSS shall be to refrain from engaging in gross neglect, negligent or reckless conduct or intentional misconduct. In discharging his duties the Employee shall he fully protected in relying in good faith upon the records required to be maintained by SDSS and upon such information, opinions, reports of statements by SDSS or its agents, or by any other person, as to matters the Employee reasonable believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of SDSS. including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of SDSS.

3.           Results of the Empolyee's Services. SDSS shall own, and the Employee hereby expressly grants to SDSS. exclusively and in perpetuity, all rights in and to results ant proceedings of the Employee's services, including, without limitation, any contracts negotiated by the Employee, all suggestions, ideas, techniques, forms, pamphlets, and other contribution: and materials originated or developed by the Employee during the term of this Employment Agreement and in and lo all earnings derived by reason of the Employee's services and efforts within the scope of the Employee's employment hereunder. The Employee hereby waives any and all right, title or interest that he might otherwise have therein or thereto, or in orto the result; or proceeds derived by the Employee or others from the use of any thereof.

4.          Duties. The Services to be performed by the Employee include all of the duties to be performed by the Chief Executive Officer of SDSS including without limitations, services as may reasonably be directed by the Board of Directors of SDSS; developing and implementing international manufacturing, sales, marketing and distribution strategies; conducting market research and assessing the competitive environment to identity international opportunities developing business plans for new business development, reviewing current manufacturing, sales and distribution strategies to facilitate growth; developing appropriate marketing strategies developing strategies to improve operational efficiencies of international manufacturing and distribution; analyzing sales, marketing, and distribution goals; preparing growth forecasting reports and presenting findings to the Board of Directors with respect to domestic and international markets; hiring and firing managers and employees of SDSS; directing the activities of and assigning responsibilities to the managers and employees of SDSS; and engaging and terminating outside professionals retained by SDSS, including attorneys and accountants,

5.   Term. The term of this Agreement shall commence as of the date first set forth above and shall end 365 days thereafter,

6.   Compensations.  In consideration of the services to be performed under this Employment Agreement, and conditioned upon the Employees dutiful and faithful performance of his required services hereunder, the Employee shall he paid a total of $30,000,00, $20,000,00 of which shall be paid in cash by SDSS in equal installments of $5,000.00 on March 31. 2010 June 30, 2010, September 30. 2010. and December 31. 2010 by company or bank check or by wire transfer to a bank account designated by the Employee, and $10,000,00 of which shall be paid by no later than April 1, 2010 in the form of SDSS common stock, the number of shares of which shall be determined by the market value of the common stock of SDSS as of the date of issuance thereof

7.   Additional Benefits. The Employee shall he entitled to all additional benefits provided to the other employees of SDSS.

8.   Reimbursement of Expense. The Employee shall be reimbursed by SDSS for reasonable itemized expenses incurred in the normal performance of the Employee's duties hereunder.

9.   Vacations. During the term of this Employment Agreement, the Employee shall be entitled to paid annual vacation time of not less than three (3) weeks, at a time or times during which time the compensation payable under Paragraph 6 of this Employment Agreement shall be paid in full as normally paid.

10.        Temporary Absences. The compensation payable to the Employee under this Employment Agreement shall not be reduced or otherwise adjusted as a result of temporary absences for sick or personal days, not exceeding a total of five (5) days each calendar year.

11.        Death or Substantial Disability, In the event of the Employee's death or substantial disability, as hereinafter defined, the compensation payable to him under Paragraph 6 of this Employment Agreement shall cease as of the end of the week in which death or substantial disability has occurred, and SDSS may (but shall not he required to) terminate this Employment Agreement. For purposes of this Employment Agreement, the phrase substantial Usability shall mean the incapacity of the Employee to perform his customary services by reason of illness, accident or any other reason (other than breach by the Employee) for a period in excess of thirty (30) consecutive days or sixty (60) days in any rolling twelve month period.

12.       Non-Competition and Non-Solicitation. As long as the Employee is employed by or otherwise affiliated with SDSS in any capacity and provided that SDSS is still operating as a commercially viable business, the Employee shall not directly or indirectly;

12.1. Attempt in any manner to persuade any customer of SDSS to cease to dc business or to reduce the amount of business which any such customer has customarily done or contemplates doing with SDSS, whether or not the relationship between SDSS and such customer was originally established in whole or in pan through the Employee's efforts.

12.2. Employ or attempt to employ or assist anyone else in employing any person who is in the employ of SDSS,

12.3. Employ or render any services to any person. firm or corporation that is a customcr of SDSS or is in a business similar to or competitive with SDSS, or engage in such business on his own account as an individual, partner, shareholder, director, officer, principal, agent or employee, or in am other relationship or capacity whatsoever without the prior written consent of SDSS, which consent may be conditioned upon reasonable assurance* by the Employee that "confidential information or trade secret of SDSS,M as defined in Paragraph 14 of this Employment Agreement, will not be used or disclosed. As used throughout this Paragraph 12. the term "customer" shall mean: (a) anyone or any entity who or that is then a customer of SDSS; (b) anyone or any entity who or that was a customer of SDSS at any time during the one (1) year period immediately preceding the date of this Employment Agreement, and c) any prospective customers to which SDSS had made a presentation (or similar offering of services) within a period of ninety (90) days immediately preceding the date of this Employment Agreement.

12.4. Hold stock in or be otherwise interested (as an employee, director, officer, independent contractor, employee or otherwise) in any other enterprise with an office in the continental United States which engages in any business directly competitive with the current activities of SDSS without the prior written consent of SDSS. which convent may be conditioned upon reasonable assurances by the Employee that "confidential information or trade secret of SDSS." as defined in Paragraph 14 of this Employment Agreement, will not be used or disclosed.

13.          Corporate Opportunities. The Employee shall not enter into transactions Tor his own account that may be considered lo be competitive with or a business opportunity that may be beneficial lo SDSS. The Employee shall account to SDSS and hold us trustee for il any property, profit or benefit received or derived by him from his use or appropriation of the property or the opportunities of SDSS, including, but not limited to. information developed exclusively for and opportunities expressly offered lo SDSS

14.           Trade Secrets. At no time, either during the term of his employment or at any time thereafter, shall the Employee disclose to any person, firm or corporation or use. directly or indirectly, for his own benefit or the benefit of any other person, firm or corporation, any confidential information or trade secret of SDSS or any customer of SDSS or utilize such confidential information or trade secret for his own benefit or for the benefit of third parties, except pursuant to a lawful order of a court of competent jurisdiction The terms "Confidential information or trade secret of SDSS" shall include, without limitation, the customer lists, financial reports and projections, business plans, product introductions and test results, processes, sales volume and overall project profits, corporate or trade names, and such other information pertaining to SDSS and its customers as would reasonably be considered confidential or proprietary. The terms "confidential information or trade secret of SDSS" do not include any information which becomes generally available to the public other than by breach of this Employment Agreement.

14.   Injunctive Relief. If the Employee commits a breach or threatens to commit a breach of any of the provisions of Paragraphs 12 or 13. above. SDSS shall have the right to have those provisions of this Employment Agreement specifically enforced by any court having equity jurisdiction without being required to post a bond or other security and without having to prove the inadequacy of the available remedies at law, it being expressly acknowledged and agreed that my such breach or threatened breach will cause irreparable injury to SDSS and that money damages will not provide an adequate remedy lo SDSS. In addition, SDSS may take any such further actions and seek other remedies available to it under law or in equity and shall be entitled to any and all damages it can show it has sustained by reason of such breach

15.   No Breaches. The Employee represents that his execution of this Employment Agreement and the performance of his duties required hereunder will not be a breach of any other agreement to which he is a party,

16.           Events of Default and Remedies. The repeated failiure, refusal or neglect of the Employee, other than by reason of disability, to report or to render his service when and as required hereunder, or to perform any covenant or condition of this Employment Agreement on us part to be kept or performed, shall be an event of default hereunder and SDSS may terminate his Employment Agreement if any such event or default shall occur and continue durring the term hereof, as provided in Paragraph 17, below.

17.          Termination. In addition lo such rights of termination as are otherwise set forth in his Employment Agreement SDSS shall have the additional right to terminate this Employment Agreement for cause in the event of the Employee's material breach in the performance of his duties hereunder. SDSS shall thereupon be relieved of all obligations to the Emplolyee under this Employment Agreement accruing from and after the date of the occurrence of such breach.

17.1. If the Employee engages in activities or conduct which SDSS contends is a material breach of the Employee's obligations under this Employment Agreement. SDSS shall deliver a notice in writing to the Employee to terminate such activities or conduct If the Employee fails to take affirmative steps to cure or terminate the complained of activities or conduct on or before the expiration date (10) days following receipt of said notice, then the Employee shall be deemed in material breach hereunder. In that event SDSS shall have the right to immediately thereafter terminate this Employment Agreement. The provisions for notice of default and time to cure prior to termination shall not apply in the case of fraudulent conduct or dishonesty, or any other cause incapable of being cured, in which event SDSS may terminate this Employment Agreement immediately and without prior notice. The right of termination contained in this Paragraph 17.1 shall not preclude SDSS from exercising any other right it may have cither pursuant to the other terms of this Employment Agreement or by law,

18.         Notices. All non-routine notices which cither party is required or may desire to give or make to the other party hereunder shall be in writing. Notice to SDSS shall be considered given when personally delivered and receipted or three (3) days after being mailed by first class mail postage prepaid addressed to the Chairman of the Board of Directors in care of SDSS at the address of the Principal Office. Notice to the Employee shall be considered given when personally delivered and receipted or three (3) days after being mailed by first class mail postage prepaid addressed to the Employee at the address first above written, unless the Emp1oyee has given SDSS a notice of a different address.

19.         Miscellaneous. This Employment Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection herewith. Neither SDSS nor the Employee shall be bound in any manner by any promises, statements, representations or information made, given or furnished by any person representing or purporting to represent SDSS or the Employee except to the extent that such promises, statements, representations or information are expressly set forth in this Employment Agreement. This Employment Agreement shall be governed by and construed in accordance with the laws of the Stale of New York applicable to agreements made and to be performed entirely within New York. The headings of the various paragraphs of this Employment Agreement are inserted for convenience of reference only and are under no circumstances to be a part of, or construed as a part of  this Employment Agreement. This Employment Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, and assigns of the parties.

20.         Execution in Counterparts. This Employment Agreement may be executed in counterparts and by facsimile, each of which shall he deemed to be an original and all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement, in duplicate originals at of the day and year first above written.

SUSPECT DETECTION SYSTEMS. INC.

/s/ Yoav Krill
By:Yoav Krill
Title: Chairman of the Board of Directors

/s/Gil Boodidan
By: GIL BOOSIDAN Employee

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